Exhibit 10.1

This LOAN AGREEMENT (“Agreement”), made as of December 18, 2019, by and between Xantis S.A. a company incorporated under the laws of Luxembourg that is the legally appointed fund management company of Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund), having its registered office located in 75 Parc d'Activités, L-8308 Capellen, Grand Duchy of Luxembourg and Argentum 47, Inc., a corporation organized under the laws of the State of Nevada, United States of America, whose principal place of business is currently 34 Augustine´s Gate, Hedon, HU12 8EX, Hull, United Kingdom.

RECITALS:

A.	The Lender is Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund).
B.	The Borrower, Argentum 47, Inc., is a corporate consulting business that desires to obtain funding from the Lender, on the terms and conditions set forth below.
C.	The Borrower´s common shares are currently traded on the US NASDAQ OTC, trading symbol ARGQ and International Securities Identification Number (ISIN) US 04017D1046.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Financing Commitment.

The Lender agrees to provide to Borrower up to £500,000 GBP in loans (equivalent to approximately U.S.$658,200 at the date of this agreement), in two or more tranches at the discretion of the lender commencing with a first tranche amounting to £250,000 GBP (equivalent to approximately U.S.$329,100 at the date of this agreement) that shall be wired to the escrow account of the Company´s U.S. Attorney, Mr. David E. Wise, Esq. today. Once the contracts are fully executed, the amount will be released from escrow to the Borrower.

2. Term.

The Parties agree that the initial term of this loan shall be Two (2) years commencing from the date of execution of this agreement.

The Parties agreed that the Lender will have the option to prolong this Two (2) year term for subsequent 12-month periods and under the same terms as the initial agreement. If the term is prolonged by 12-months or more, then the option to convert to equity will also be prolonged by the same number of months.

The Parties agree that if the Lender opts to prolong the term of this agreement, Argentum 47, Inc. will be informed of this decision in writing 30-days before the initial agreed terms ends.

3. Interest.

The Parties agree to an annual interest rate of 6% of the borrowed amount based on the principal amounts effectively received. Interest shall be payable on an annual basis.

4. Receivable Assignment Agreement.

The Parties will simultaneously enter into a Receivable Assignment Agreement whereby an amount of the receivables from Argentum and/or the next Independent Financial Advisory firm acquired will be securitised to Keyholder Three Securitisation Fund (to be renamed Aegeus Securitisation Fund).

5. Conversion Rights.

At the sole option of Lender or its fund management company, Xantis S.A., this loan can convert into common shares of Company, from time to time, at least two (2) years and One (1) day from the date of execution of the agreement.

If the Lender or its fund management company, Xantis S.A., opt to convert the loan to common shares then conversion price per share agreed shall be the closing market price two (2) trading days prior to the Conversion date.

6. Repayment.

Argentum 47, Inc. shall have the option to repay all or part of the loan amount at any time on or before the agreed term without penalty.

7. Fees.

No fees for the setup of the funding structure shall be borne by Argentum 47, Inc.

8. Notices.

Any notice, request, direction or acknowledgement required or permitted to be given hereunder shall be in writing and shall be properly given by personal delivery or by sending same by any form of telecommunication device to the party for whom it is intended to the respective address set forth below or to such other address as either party may from time to time specify by notice given in accordance herewith. Except as expressly otherwise provided in this Agreement, any notice, if delivered as aforesaid, shall be effective on the date of delivery; and, if sent in the form of a telecommunication device, shall be effective on the business day following the day on which it was sent. Until changed, the addresses for notice of the parties shall be:

If to Borrower:

Attention: Mr. Enzo Taddei / Mr. Peter Smith

34 St. Augustine’s Gate,

Hedon,

HU12 8EX, Hull,

United Kingdom.

If to Lender:

Attention: The Board of Directors of Xantis S.A.

75 Parc d’Activités,

L-8308 Capellen,

Grand-Duchy of Luxembourg.

9. Amendment; Breach and Waiver.

This Agreement may not be amended or modified in any manner, except by an instrument in writing duly executed by both parties hereto. The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to constitute a waiver of any such provision or any other provision, or of the right of such party thereafter to enforce each and every such provision or other provision in the event of a subsequent breach of this Agreement.

10. Agreement Binding Upon Successors.

This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto, their successors and assigns.

11. Choice of Law and Forum.

This Agreement shall be governed by and construed in accordance with the laws of Grand Duchy of Luxembourg, exclusive of its choice-of-law principles. Each party hereby submits to the jurisdiction of the civil courts of Grand Duchy of Luxembourg. In any action or proceeding arising out of or relating to this Agreement pursuant hereto, each party hereto hereby irrevocably waives the defense of improper venue or inconvenient forum for the maintenance of any such action or proceeding to the fullest extent permitted by law.

12. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

13. Section Headings.

The Section headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement.

14. Public Disclosure.

A copy of this agreement will be formally filed by Argentum 47, Inc. with the U.S. Securities and Exchange Commission (“SEC”), via a Form 8-K Current Report within three business days from the date of execution hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day first written above.

Xantis S.A., for and on behalf of Keyholder Three Securistation Fund (to be renamed Aegeus Securitisation Fund).

/s/ Janice Allgrove
Mr. Janice Allgrove - Director

/s/ Eva Fridrich
Miss Eva Fridrich - Director

Argentum 47, Inc.

/s/ Enzo Taddei
Mr. Enzo Taddei – Director

/s/ Peter Smith
Mr. Peter Smith – Director